Exhibit 99.1

NEWS RELEASE
Company Contact:
Gastar Exploration Ltd.
J. Russell Porter, Chief Executive Officer
713-739-1800 / rporter@gastar.com

Investor Relations Counsel:
Lisa Elliott / Anne Pearson
DRG&E : 713-529-6600
lelliott@drg-e.com / apearson@drg-e.com

Gastar Exploration Announces Successful Middle Bossier Well

HOUSTON, August 11, 2010 – Gastar Exploration Ltd. (NYSE Amex: GST) announced today that the Streater #1 well was successfully drilled to a depth of 17,800 feet and encountered approximately 83 net feet of pay in the middle Bossier and upper Bossier formations.  Gastar plans to complete the well in three initial zones and expects the first of these three initial completions to be on-line by the end of September.  The Streater #1 well is projected to cost approximately $9.0 million including the cost of the initial three completions.  Gastar has a 100% before payout working interest (approximately 76% before payout net revenue interest) in the Streater #1 well.

J. Russell Porter, Gastar’s President and CEO, commented, “The Streater #1 well was drilled in the northern portion of Gastar’s acreage and confirms that the middle and upper Bossier formations are productive across a large portion of Gastar’s leasehold.  Based on the results of the completion efforts on this well, Gastar will evaluate the drilling of additional middle Bossier wells, as well as the potential for horizontal wells within the upper Bossier formation.”

About Gastar Exploration
Gastar Exploration Ltd. is an exploration and production company focused on finding and developing natural gas assets in North America.  The Company pursues a strategy combining deep natural gas exploration and development with lower risk CBM and shale resource development.  The Company owns and operates exploration and development acreage in the deep Bossier gas play of East Texas and Marcellus Shale play in West Virginia and Pennsylvania.  Gastar’s CBM activities are conducted within the Powder River Basin of Wyoming.  For more information, visit our web site at www.gastar.com.

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